EXECUTION COPY

Exhibit 10.31

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (“Agreement”) is made effective as of January 1, 2009 (“Effective Date”) by and between Synergetics IP, Inc., a Delaware corporation having a place of business at 3845 Corporate Centre Drive, O’Fallon, MO 63368 (“Licensor”), and Codman & Shurtleff, Inc., a Massachusetts corporation having a place of business at 325 Paramount Drive, Rayham, MA 08767 (“Licensee”) (collectively, the “Parties”).

WHEREAS, Licensee develops, manufactures and markets medical instruments, implants and accessories in the field of neurocranial and neurospinal surgery, including instruments marketed under the MALIS trademark pursuant to that certain Trademark License Agreement dated January 1, 2006, between the PartiesWHEREAS, Licensor is the current owner of the MALIS Trademark;

WHEREAS, simultaneously with the execution of this Agreement, the parent company of Licensor, Synergetics USA, Inc. (“Parent”), and Licensee are entering into that certain Product Development and Marketing Agreement, dated even date herewith, providing for, among other things, the distribution by Licensee in the Fields (as defined below) of certain products manufactured by Parent (the “Distribution Agreement”);

WHEREAS, Licensee wishes to obtain, and Licensor wishes to grant to Licensee, a license to use the MALIS trademark in connection with the advertising, use and sale in the Fields of certain products in addition to those products covered by the Distribution Agreement;

NOW THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Parties agree as follows:

1.	Definition of Trademarks. As used in this Agreement, “Trademarks” shall mean the registered word mark, MALIS, as described and defined in U.S. Registrations No. 873,123 and 1,644,328 and all trademark applications and resulting registrations based thereon throughout the world.

2.	Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts, a sole (i.e., no additional licensees), non-transferable license for the term of this Agreement to use the Trademarks and associated goodwill with respect to the advertising, use and sale of the specific products set forth in Schedule A, attached hereto and incorporated herein by reference (the “Products”) along with any MALIS-marked products added from time to time to the Existing Products of Schedule A of the Distribution Agreement by mutual consent of the Parties, in the fields of neurocranial and neurospinal surgery (the “Fields”) to the extent of Licensor’s rights throughout the world. Licensor retains for itself and its affiliates the right to use the Trademarks in the Fields throughout the world, both directly, and indirectly through its resellers. Notwithstanding the foregoing, in the event that Licensee elects pursuant to Section 2.01(c) or Section 3.08 of the Distribution Agreement to directly or indirectly offer to sell a competing product in the manner specified in such sections of the Distribution Agreement such that all Exclusive Products cease to be “exclusive” and become “nonexclusive” under the terms of the Distribution Agreement, the sole license granted herein shall simultaneously become non-exclusive, such that Licensor shall be free to grant licenses to third parties to use the Trademarks for uses similar or identical to the licensed use. By mutual written agreement the parties may extend the license to cover other products not specifically listed in Schedule A. The license does not include the right to grant sublicenses or to otherwise permit others to use the Trademarks, except that Licensee may contract with appropriate manufacturers and distributors of Products to manufacture, market, promote, advertise and sell such products. Any action inconsistent with the terms of this Agreement by a manufacturer or distributor doing business with Licensee and authorized to imprint the Trademarks or apply tags or labels containing the Trademarks or otherwise mark product with the Trademarks will constitute a default by Licensee subject to the terms set forth in Section 9.1 below. Licensor retains all rights not expressly licensed under this Agreement.

3.	Use of Trademarks. Use of the Trademarks by Licensee is and will be subject to the following terms and restrictions:

3.1	Licensee will conduct all of its activities hereunder and in the Distribution Agreement in compliance with all applicable local, state and national laws and administrative regulations.

3.2	Licensee will use the Trademarks and will conduct business only in a manner that in Licensor’s reasonable discretion reflects and promotes the positive image of the Licensor and Parent. For purposes of the foregoing, Licensee’s continuation of its business and the use of the Trademarks in a manner consistent with its past practices shall be deemed to reflect and promote the positive image of the Licensor and Parent.

3.3	Licensee shall not make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with this Agreement.

3.4	Each Product must prominently bear one or more of the Trademarks, where practicable, and Licensee agrees to use the Trademarks prominently in conjunction with the advertising, use and sale of Products. Nothing herein shall preclude Licensee from use or display of its own name or trademarks in conjunction with the advertising, use and sale of Products under this Agreement except that Licensee shall observe the brand standard guidelines established by previous practice.

3.5	Licensee shall not use the Trademarks for any purpose other than for the licensed purpose as set forth in this Agreement.

4.	Royalty. Licensee shall pay quarterly to Licensor a royalty that is equivalent to the below stated percentage of its Net Proceeds from Sales of Products sold during such quarter pursuant to the license granted herein.

4.1	The royalty rate for Products set forth on Schedule A shall be [redacted**] unless and until Licensee exercises the Exclusivity Option of Section 2.02 of the Distribution Agreement, after which the royalty rate for electrosurgical generators sold exclusively by Licensee thereunder shall be [redacted**].

4.2	Royalties shall be calculated and paid quarterly for all Products sold during each Licensee fiscal quarter, Royalties shall be payable immediately at the end of such fiscal quarter, and are due to be received by Licensee within forty-five (45) calendar days following the end of each Licensee fiscal quarter for all sales made during such Licensee fiscal quarter. In the event such royalty payments are not paid when due, Licensee shall be obligated to pay to Licensor interest on the total amount past due (including accrued interest) at a rate of one percent (1%) per month or portion thereof that said payment is late.

4.3	It is understood that on sales by Licensee to its sublicensees or affiliatedcompanies of a particular Product, royalties shall be paid on such sales on theaverage United States Net Proceeds from Sales for that instrument in the quarterlyperiod in which the sale is made regardless of the actual price at which the instrument is sold to an affiliated company or sublicense or to the ultimate user of the instrument. Licensee will pay only a single royalty per device sold by Licensee or its sublicensees or affiliates.

4.4	For purposes of this Agreement, “Net Proceeds from Sales” shall meanLicensee’s billing price of Products, less discounts allowed, credits for claims orallowances, returns, and less taxes or other government charges added to the faceof the invoice and paid by Licensee.

4.5	Licensee shall keep true books of account containing an accurate and complete record of all data necessary for the computation of royalties payable to Licensor hereunder. Licensor shall, at its own expense, have the right to nominate an independent certified public accountant who shall have access, during reasonable business hours, but no more than once per year, to such of Licensee’s records as are necessary to verify the accuracy of the royalty payments made under this license. If in an audit of Licensee’s records it is determined, and not disputed, that there is a shortfall in royalties reported for any reporting period under this Agreement, Licensee shall, upon request by Licensor, pay such shortfall (with interest as described in Section 4.2) within ten (10) business days and, if the shortfall is three percent (3%) or more in royalties reported for the audited period, Licensee shall also reimburse Licensor for the reasonable out-of-pocket costs of the audit.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

5.	Ownership Rights. Licensee acknowledges Licensor’s exclusive right, title and interest in and to the Trademarks. Licensee will not do or cause to be done any act or thing which contests or in any way impairs or tends to impair any part of such right, title and interest, or any other right of Licensor in the word mark MALIS anywhere around the world. Upon termination of this Agreement, Licensee will cease and desist from all use of the Trademarks. Licensee will at no time during or after the term of this Agreement adopt or use any word or mark that is confusingly similar to the Trademarks with respect to any business activity except as specifically permitted in this Agreement. Licensee acknowledges and agrees that all goodwill relating to the Trademarks and all uses of the word mark MALIS by Licensee shall inure to the benefit of Licensor.

6.	Trademarks Notices and Registrations. Where requested by Licensor, Licensee shall cause to be placed adjacent to all use of the Trademarks the letter R in a circle (®). Upon request, Licensee will provide Licensor with reasonable documentation to support trademark application, registration, and renewal requirements .

7.	Quality Control. Licensee shall use the Trademarks only on Products that shall be produced by or on behalf of Licensee in accordance with the standards and specifications originating with and/or approved by Licensor. It is agreed that the standards and specifications presently employed for instruments currently distributed by Licensee in association with the Trademarks shall be deemed the standards and specifications of Licensor for such instruments under this Agreement. With respect to any new instrument intended for distribution in association with the Trademarks under this Agreement that has been approved in writing by Licensee, Licensee shall use the Trademarks in a manner compatible with the quality control procedures established by Licensor from time-to-time. Such procedures may include preapproval of advertising and/or other materials displaying the Trademarks. In the absence of such procedures, Licensee agrees to provide Licensor on or prior to each anniversary date of this Agreement with the opportunity to inspect representative samples showing Licensee’s use of the Trademarks. Licensee agrees to promptly modify all uses of the Trademarks that are not, in Licensor’s sole discretion, compatible with the quality control procedures established by Licensor.

8.	Inspections. Licensor may, from time-to-time, but no more than once per year and upon reasonable written notice to Licensee, send representatives to Licensee’s place of business to inspect Licensee’s records and facilities and to confirm Licensee’s compliance with the provisions of this Agreement. Licensee shall cooperate reasonably with Licensor and its representatives with respect to such inspections. Licensor shall bear the cost of all such inspections.

9.	Term and Termination. The term of this Agreement shall commence on the Effective Date hereof and shall continue for a term of three (3) years unless terminated as set out below. This Agreement shall automatically renew for three years, beginning January 1, 2012, and ending December 31, 2014, unless or until terminated as set out below.

9.1	Licensor may terminate this Agreement without prejudice to any rights under this Agreement, in law, in equity, or otherwise if Licensee breaches any of its material obligations in this Agreement (hereinafter called “defaults”). If any defaults occur, Licensor may give notice to Licensee of termination. Licensee shall have 30 days in which to correct all outstanding defaults, and failing such, this Agreement shall terminate.

9.2	Licensor may terminate this Agreement immediately upon termination of the Distribution Agreement or at any time thereafter.

9.3	Either party may terminate this Agreement on written notice to the other upon appointment of a receiver of the other, or upon the making by the other of an assignment for the benefit of creditors, or upon the institution of proceedings for a reorganization of the other under any bankruptcy laws.

9.4	Any termination of this Agreement shall not operate to relieve Licensee of its obligation to pay all unpaid earned royalties provided under this Agreement. Licensee shall have the right to sell, at any time after the effective date of termination (unless such termination is as a result of Licensee’s default hereunder), any Products authorized to be sold under this Agreement that are in inventory or are being manufactured on the effective date of termination, subject only to the obligations of Articles 4, 6, 7 and 8.

9.5	Sections 4, 5, 10, 12, 21, and 22 shall survive termination of this Agreement.

10.	Indemnification.

10.1	Licensor hereby agrees to indemnify, defend and hold Licensee harmless from any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees and costs) arising out of any claims, demands, actions, suits or judgments that may be brought or made against Licensee by a third party alleging that Licensee’s use of the Trademarks as authorized hereunder infringes upon the trademark rights of said third party.

10.2	Licensee hereby agrees to indemnify, defend and hold Licensor harmless from any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees and costs) arising out of any claims, demands, actions, suits or judgments that may be brought or made against Licensor by a third party due to any improper or unauthorized use of the Trademarks, or arising in any way from the existence, manufacture, advertising, marketing, sale, distribution or use of the Products, except as would nullify Licensor’s indemnity of Licensee in Section 10.1, or as would nullify Licensor’s warranty under the Distribution Agreement.

10.3	For purposes of this Section 10, a reference to either party includes that party’s elected officials, employees, and agents.

11.	Use of the Licensor’s Name and Trademarks. Either party shall not, without the prior written consent of the other, in any advertising or other promotional materials to be disseminated to the public: (a) refer to the other party or use the name of the other party in a manner suggesting or inferring a connection, affiliation or sponsorship with the other party; or (b) use the name or likeness of any elected official or employee of the other party, or any trademark, service mark, trade name, or symbol owned by or associated with the other party, other than the Trademarks.

12.	Representations and Warranties.

12.1	Each party represents and warrants to the other that the entering into of this Agreement by such party, and the consummation by it of the matters contemplated hereby, does not and shall not violate any agreement with or obligation under (whether express, implied or by operation of law) any other person, company or entity to which it is a party or subject, and that this Agreement is binding upon it pursuant to the laws of its domicile.

12.2	Licensor represents and warrants to Licensee that it has good and valid title to the Trademarks, free and clear of all liens and encumbrances except for that security interest granted to the Estate of Leonard I. Malis pursuant to that Security Agreement dated October 12, 2005.

13.	Third Party Infringement. If Licensee learns of the infringement or alleged infringement of the Trademarks by a third party, the Licensee shall promptly notify Licensor with respect thereto. Licensor shall have sole right to bring any action with respect to such infringement or alleged infringement; provided, however, that Licensor shall not be required to bring any action or otherwise take any action with respect to such infringement or alleged infringement.

14.	Notices. All notices, approvals, consents and other communications under this Agreement shall be deemed to have been fully given when done in writing, with reference to this Agreement, and when (i) delivered personally; (ii) sent by confirmed email or facsimile; (iii) five days after having been sent by United States mail, registered or certified, return receipt requested, postage prepaid; or (iv) one day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the address set forth in the first paragraph of this Agreement or to such other address as may be designated by a party by giving written notice to the other party.

15.	No Agency or Partnership. The relationship between the parties is that of independent contractors. Neither party shall be deemed to be an agent of the other. This Agreement does not and shall not be construed to constitute a partnership or joint venture between Licensor and Licensee. Neither party may obligate or bind the other party, and no third party is granted rights hereunder.

16.	Assignment. This Agreement is personal to Licensee, except that Licensee may transfer this Agreement and its rights to an affiliate company or though a sale of the assets related to the Products. Neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee by operation of law or otherwise, without the prior consent of the Licensor. Licensor may assign this Agreement. The covenants, terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

17.	Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matter contained herein. The parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized representatives of both parties hereto.

18.	Waiver. No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

19.	Invalidity. In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

20.	Rights and Remedies Cumulative. The rights and remedies under this Agreement are cumulative and in addition to any other remedies at law or in equity.

21.	Applicable Law. This Agreement, and the application or interpretation hereof, shall be governed by Missouri law without giving effect to its choice of law provisions.

22.	Further Assurances. The parties agree to fully cooperate and execute any documents to effectuate or perfect the transactions and matters set forth herein.

23.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYNERGETICS IP, INC.		CODMAN & SHURTLEFF, INC.

By:	/s/ Robert H. Dick	By:	/s/ P. Laxminarain
	Robert H. Dick, Chairman of the Board		P. Laxminarain, Worldwide President

Schedule A

[Redacted** (7 pages)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.